Exhibit 99. 1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel Thomas (919) 379-4300

March 14, 2008

Alliance One Announces Appointment of Robert A. Sheets as Executive Vice President - Chief Financial Officer

MORRISVILLE, N.C., March 14 /PRNewswire-FirstCall/ — Alliance One International, Inc. (NYSE: AOI) today announced that it has named Robert A. Sheets as Executive Vice President - Chief Financial Officer, effective April 1, 2008, replacing James A. Cooley, who has resigned effective March 31, 2008.

In making the announcement, Pete Harrison, the Company’s Chief Executive Officer, stated, “Robert brings to us a wealth of finance and industry experience, having served as Chief Financial Officer and a member of the board of directors of Standard Commercial Corporation and, previously, in various finance positions within R J Reynolds International. We are fortunate to have someone of Robert’s background and abilities to help us position Alliance One to meet our future challenges and opportunities.”

Mr. Harrison continued: “Jim Cooley has served the Company and its predecessors in a number of senior finance positions and was a key member of the team which effectuated the merger between DIMON Incorporated and Standard Commercial Corporation. The Company is grateful to Mr. Cooley for his many years of dedicated service and we wish him well in his future endeavors.” Mr. Harrison also noted that Mr. Cooley will be working together with Mr. Sheets for a period of time to ensure an efficient transition.

Mr. Sheets (age 53) previously served as the Executive Vice President of Finance and Chief Financial Officer of Standard Commercial Corporation (“Standard”), a predecessor of the Company, from April 1998 to May 2005 when Standard merged with DIMON Incorporated to form the Company, and served on its Board of Directors. Previously, Mr. Sheets held various finance positions with R J Reynolds International. Mr. Sheets is a magna cum laude graduate of West Virginia State College with a B.S. in Business Administration, a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Alliance One International is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers. For more information on Alliance One, visit the Company’s website at www.aointl.com.

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